 EXHIBIT 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER 2017 RESULTS
GAAP EPS of $0.43 Tops February Guidance Range of $0.37 - $0.42

ST. LOUIS, May 4, 2017 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter (Q2 2017) and six months year-to-date (YTD 2017) periods ended March 31, 2017.
In 2016, Management completed its defined restructuring actions and presented its 2016 operating results on an “EPS – As Adjusted” basis, and reconciled these amounts to their respective GAAP equivalents.
This release includes certain non-GAAP financial measures such as EPS – As Adjusted, and earnings before interest, taxes, depreciation and amortization (EBITDA). Management believes these non-GAAP financial measures are useful in assessing the operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Earnings Summary

•	Q2 2017 GAAP EPS was $0.43 per share compared to Management’s previous GAAP guidance range of $0.37 to $0.42 per share;
•
Compared to February’s guidance, the additional earnings were driven by higher sales and better than planned operating efficiencies at PTI and VACCO within the Filtration segment, coupled with lower corporate spending;

•	Q2 2016 GAAP EPS was $0.33 per share, and EPS – As Adjusted was $0.40 per share;
•	GAAP net earnings were $11.2 million in Q2 2017, $8.6 million in Q2 2016, and net earnings – As Adjusted of $10.4 million in Q2 2016; and,
•
Q2 2017 EBITDA increased 19 percent to $25.3 million from $21.2 million in Q2 2016 – As Adjusted. A reconciliation of EBITDA, a non-GAAP financial measure, to GAAP Net Earnings is presented in the Condensed Business Segment Information table below.

Operating Highlights

•	Q2 2017 sales increased $22 million (16 percent) to $161 million compared to $139 million in Q2 2016;
•
On a segment basis, Q2 2017 Filtration sales increased $20 million, or 40 percent compared to Q2 2016 driven by additional commercial aerospace deliveries, higher navy and space product sales, and Westland and Mayday’s Q2 2017 sales of $5 million and $10 million, respectively. Technical Packaging sales increased $2 million driven by Plastique sales included for 3 months versus 2 months in Q2 2016; Test sales decreased $2 million resulting from the quarterly timing of projects in the respective periods (orders and backlog increases are described below); and, Doble sales increased $3 million driven by the additional contribution from new products and software solutions;

•
SG&A expenses increased $2 million in Q2 2017 compared to Q2 2016 primarily due to the addition of Plastique, Westland and Mayday in the current period, and additional sales and marketing expenses at Doble to support future revenue growth. These increases were partially mitigated by lower operating costs at Test, Crissair and Corporate;

•	Other (income) expenses, net in Q2 2016 included charges of $1.4 million related to the prior year restructuring costs incurred at Test and Doble;
•
The effective tax rate was 33.7 percent in Q2 2017 compared to 30.9 percent on a comparable EPS As – Adjusted basis in Q2 2016. The 36.8 percent tax rate reported in Q2 2016 on a GAAP basis was unfavorably impacted by a portion of the 2016 restructuring costs which resulted in no tax benefit;

•
Entered orders were $167 million in Q2 2017 and $350 million YTD 2017 (book-to-bill of 1.04x and 1.14x, respectively) reflecting a $42 million (13 percent) increase in backlog for the first half of 2017, which resulted in an ending backlog of $375 million at March 31, 2017;

•
Test orders were $44 million in Q2 2017 and $100 million YTD 2017 (book-to-bill of 1.15x and 1.39x, respectively) which reflects continued momentum in the wireless market and the catch-up of previously anticipated orders from a key customer. Test’s significant order volume and current backlog supports its projected sales and profit contribution over the remainder of the year;

•
Doble orders were $33 million in Q2 2017 and $73 million YTD 2017 (book-to-bill of 1.01x and 1.06x, respectively) which reflects increased orders for new products such as the Doble Universal Controller (DUC), on-line monitoring solutions such as PRIME and ARMS, additional software applications, and the continued expansion of service contracts;

•
Filtration orders were $62 million in Q2 2017 and $130 million YTD 2017 (book-to-bill of 0.90x and 1.01x, respectively) comprised of recurring commercial aerospace orders, offset by the sales run-off of large, multi-year submarine orders awarded in previous periods at VACCO and Westland;

•
Technical Packaging orders were $28 million in Q2 2017 and $47 million YTD 2017 (book-to-bill of 1.30x and 1.20x, respectively) driven by higher KAZ, medical, medical device, and pharmaceutical projects; and,

•	Net cash provided by operating activities was $37 million YTD 2017, which reduced net debt (outstanding borrowings less cash on hand) to $116 million at March 31, 2017.

Chairman’s Commentary – Q2 2017

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m pleased with our operating performance on several financial metrics as we were again able to exceed our earnings commitments provided in February. Summarizing our Q2 performance, we hit our sales targets, exceeded the top end of our EPS goals, generated far more cash flow than previously anticipated, and booked orders across the company that exceeded our expectations.
“Our year-to-date earnings performance was primarily driven by the continued strength of Doble and the success of its recently introduced new products, solutions and software offerings which are being very well received by our utility customers. This result, coupled with better than expected Filtration performance driven by platform breadth and product diversity within our aerospace businesses, strong contributions from our navy and space applications, and lower than planned spending, enabled us to exceed our financial goals.
“Of special note, cash flow and entered orders for the first six months were stronger than expected as we generated $37 million in cash from operating activities and recorded $350 million of new orders, which resulted in a book-to-bill ratio greater than 1.0 in every segment, and a $42 million increase in backlog from the start of the year. The $100 million of orders and $111 million of project backlog in Test are noteworthy as this gives me confidence that Test will be able to deliver its second half commitments and meet our expectations for the year.
“Doble’s results continue to exceed expectations on nearly every financial metric, as YTD 2017 sales and earnings were above plan and included higher than expected deliveries of new products such as the DUC and Doble Prime, as well as additional software and service revenues which carry higher margins. Doble’s Q2 2017 EBIT dollars and margins reflect the costs incurred hosting the Annual Client Conference, which occurred in Q2 2017 compared to Q3 2016.
“The Filtration group remains on track for the year despite some earlier sales push-out at VACCO resulting from project timing on a few large programs. PTI and Crissair continue to deliver strong operating results and their YTD 2017 operating margins are ahead of plan driven by the continued strength of our commercial aerospace platforms. Westland and Mayday are performing as expected and we see additional growth opportunities in the future based on the expanded level of bid and proposal activity we are participating in today.
“Technical Packaging delivered its Q2 2017 financial commitments and we are pleased to see the KAZ program running at full production. We expect to see significant seasonal growth over the balance of the year.
 “Over the past few years, we have communicated our expectations with the goal of demonstrating consistency and predictability within our diversified, multi-segment operating structure, which is designed to reduce volatility and provide stable earnings. I believe our performance in 2017 demonstrates that our focused strategy and our lean cost structure are working.
“On the acquisition front, I’m excited about the current opportunities we are evaluating and remain optimistic that we can further supplement our organic growth in both the near term and longer term. We will remain disciplined in our approach and will continue to maintain our focus on generating an attractive ROIC.
 “We plan to continue to build on our current momentum, and we are maintaining a favorable view of our future with our goal remaining the same – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 19, 2017 to stockholders of record on July 5, 2017.

Business Outlook – 2017

Management’s current expectations for 2017 remain consistent with the details outlined in the Business Outlook presented in the Company’s November 7, 2016 release.
Management continues to see meaningful sales, EBIT and EBITDA growth across each of the Company’s business segments and anticipates growth rates in 2017 and beyond, that exceed the Company’s defined peer group and the broader industrial market.
Management continues to expect 2017 GAAP EPS in the range of $2.16 to $2.26 per share, which includes the previously defined impact of the Mayday inventory “step up” charge in the first half of 2017 and the additional depreciation and amortization of intangibles resulting from recent acquisitions.
On a quarterly basis, Management continues to expect 2017 operating results to reflect a profile similar to 2016 and previous years, with revenues and EPS being more second-half weighted. As with past years, projected Q4 2017 sales and EPS are expected to be the strongest/highest of the fiscal year.
Management expects Q3 2017 GAAP EPS to be in the range of $0.46 to $0.51 per share, which includes the quarterly impact of the incremental depreciation and amortization resulting from recent acquisitions as detailed and quantified at the beginning of the year within the November earnings release.

Chairman’s Commentary – 2017

Mr. Richey continued, “Given the challenges facing the overall industrial landscape, I’m very pleased with our performance over the first six months, and I remain confident that we are on track to achieve the sales, EPS, EBIT and EBITDA growth that we projected for 2017. Despite some project timing between Quarters that we tend to face regularly across our business platforms, we wrapped up first half EPS on track and well ahead of plan on cash flow and entered orders. Our current backlog and the expectations for additional orders over the remainder of the year have us well positioned to meet our 2017 commitments.
“We remain focused on sales and earnings growth, and our market leadership positions as well as the breadth and diversity of our new product offerings should allow us to outperform the majority of our industrial peers and the overall industrial market.
“I believe our outlook puts us in a solid position to meet our shareholder value-creation goals, both short-term and longer-term, and we continue to see opportunities to supplement our growth through accretive acquisitions. We remain committed to our longer-term growth targets and goals.”

Conference Call

The Company will host a conference call today, May 4, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2017 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 6835503).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected quarterly, 2017 full year and beyond results, revenue and sales growth, EPS, EPS growth, EBIT, EBITDA, gross profit, interest expense, non-cash depreciation and amortization of intangibles, corporate costs, effective tax rates, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the size, number and timing of future sales and growth opportunities, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.
Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of cost reduction and profit improvement initiatives.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, and EPS – As Adjusted are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, and “EPS – As Adjusted” as GAAP earnings per share (EPS) excluding the restructuring charges described above which were $0.07 per share for Q2 2016.
EBIT, EBITDA and EPS – As Adjusted are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBITDA, and EPS – As Adjusted provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of the electric utility industry and industrial power users; and, produces custom thermoformed packaging, pulp based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

-  tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016

Net Sales	$161,178		138,930
Cost and Expenses:
Cost of sales	105,379		88,118
Selling, general and administrative expenses	34,889		32,529
Amortization of intangible assets	3,814		2,895
Interest expense	855		368
Other (income) expenses, net	(578)		1,405
Total costs and expenses	144,359		125,315

Earnings before income taxes	16,819		13,615
Income taxes	5,662		5,005

Net earnings	$11,157		8,610

Diluted EPS – GAAP	$0.43	(1)	0.33	(2)

Diluted average common shares O/S:	25,911		25,931

(1)	Includes Mayday inventory step up charge of $1.0 million.

(2)	Q2 FY 16 - As Adjusted EPS was $0.40 which excluded $1.7 million (or $0.07 per share) of restructuring charges incurred at ETS & Doble during the second quarter of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2017		Six Months Ended March 31, 2016

Net Sales	$307,546		271,763
Cost and Expenses:
Cost of sales	198,293		168,167
Selling, general and administrative expenses	68,651		65,820
Amortization of intangible assets	7,463		5,589
Interest expense	1,539		597
Other (income) expenses, net	(1,344)		5,007
Total costs and expenses	274,602		245,180

Earnings before income taxes	32,944		26,583
Income taxes	11,060		9,144

Net earnings	$21,884		17,439

Diluted EPS - GAAP	$0.84	(1)	0.67	(2)

Diluted average common shares O/S:	25,945		25,986

(1)	Includes Mayday inventory step up charge of $1.9 million.

(2)	YTD Q2 FY 16 - As Adjusted EPS was $0.87 which excluded $5.2 million (or $0.20 per share) of restructuring charges incurred at ETS & Doble during the first six months of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		Q2 2016 Adjustments (1)	As Adjusted
	Q2 2017	Q2 2016		Q2 2017	Q2 2016
Net Sales
Filtration	$68,906	49,045	-	68,906	49,045
Test	38,367	40,601	-	38,367	40,601
USG	32,671	30,014	-	32,671	30,014
Technical Packaging	21,234	19,270	-	21,234	19,270
Totals	$161,178	138,930	-	161,178	138,930

EBIT
Filtration	$11,625	9,064	-	11,625	9,064
Test	3,766	2,505	1,201	3,766	3,706
USG	7,434	7,208	171	7,434	7,379
Technical Packaging	2,196	2,747	-	2,196	2,747
Corporate	(7,347)	(7,541)	10	(7,347)	(7,531)
Consolidated EBIT	17,674	13,983	1,382	17,674	15,365
Less: Interest expense	(855)	(368)	-	(855)	(368)
Less: Income tax expense	(5,662)	(5,005)	367	(5,662)	(4,638)
Net earnings	$11,157	8,610	1,749	11,157	10,359

(1)	Adjustments consist of $1.7 million (or $0.07 per share) of restructuring charges at ETS & Doble during the second quarter of 2016.

EBITDA Reconciliation to Net earnings:
		Q2 2016
	Q2 2017	- As Adjusted
Consolidated EBITDA	$25,274	21,243
Less: Depr & Amort	(7,600)	(5,878)
Consolidated EBIT	17,674	15,365
Less: Interest expense	(855)	(368)
Less: Income tax expense	(5,662)	(4,638)
Net earnings	$11,157	10,359

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		YTD Q2 2016 Adjustments (1)	As Adjusted
	YTD Q2 2017	YTD Q2 2016		YTD Q2 2017	YTD Q2 2016
Net Sales
Filtration	$127,690	91,361	-	127,690	91,361
Test	72,194	83,374	-	72,194	83,374
USG	68,228	64,537	-	68,228	64,537
Technical Packaging	39,434	32,491	-	39,434	32,491
Totals	$307,546	271,763	-	307,546	271,763

EBIT
Filtration	$22,351	17,348	0	22,351	17,348
Test	6,191	4,843	3,713	6,191	8,556
USG	17,108	15,457	1,494	17,108	16,951
Technical Packaging	3,227	4,560	0	3,227	4,560
Corporate	(14,394)	(15,028)	303	(14,394)	(14,725)
Consolidated EBIT	34,483	27,180	5,510	34,483	32,690
Less: Interest expense	(1,539)	(597)	0	(1,539)	(597)
Less: Income tax expense	(11,060)	(9,144)	(294)	(11,060)	(9,438)
Net earnings	$21,884	17,439	5,216	21,884	22,655

(1)	Adjustments consist of $5.2 million (or $0.20 per share) of restructuring charges at ETS & Doble during the first six months of 2016.

EBITDA Reconciliation to Net earnings:
	YTD Q2 2017	YTD Q2 2016 - As Adjusted
Consolidated EBITDA	$49,171	43,928
Less: Depr & Amort	(14,688)	(11,238)
Consolidated EBIT	34,483	32,690
Less: Interest expense	(1,539)	(597)
Less: Income tax expense	(11,060)	(9,438)
Net earnings	$21,884	22,655

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2017	September 30, 2016

Assets
Cash and cash equivalents	$53,500	53,825
Accounts receivable, net	119,674	121,486
Costs and estimated earnings on
long-term contracts	36,261	28,746
Inventories	117,509	105,542
Other current assets	11,118	13,884
Total current assets	338,062	323,483
Property, plant and equipment, net	116,945	92,405
Intangible assets, net	265,273	231,759
Goodwill	353,984	323,616
Other assets	5,379	7,108
	$1,079,643	978,371

Liabilities and Shareholders' Equity
Short-term borrowings and current	$20,000	20,000
maturities of long-term debt
Accounts payable	42,442	42,074
Current portion of deferred revenue	31,090	27,212
Other current liabilities	63,327	68,790
Total current liabilities	156,859	158,076
Deferred tax liabilities	84,134	69,562
Other liabilities	55,015	45,624
Long-term debt	150,000	90,000
Shareholders' equity	633,635	615,109
	$1,079,643	978,371

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Six Months Ended March 31, 2017
Cash flows from operating activities:
Net earnings	$21,884
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	14,688
Stock compensation expense	2,870
Changes in assets and liabilities	(4,972)
Change in deferred revenue and costs, net	3,948
Effect of deferred taxes	(1,645)
Other	(118)
Net cash provided by operating activities	36,655

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(75,000)
Capital expenditures	(15,435)
Additions to capitalized software	(3,445)
Proceeds from life insurance	2,307
Net cash used by investing activities	(91,573)

Cash flows from financing activities:
Proceeds from long-term debt	103,000
Principal payments on long-term debt	(43,000)
Dividends paid	(4,115)
Other	(112)
Net cash provided by financing activities	55,773

Effect of exchange rate changes on cash and cash equivalents	(1,180)

Net decrease in cash and cash equivalents	(325)
Cash and cash equivalents, beginning of period	53,825
Cash and cash equivalents, end of period	$53,500

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q2 FY 2017	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 1/1/17	$204,521	105,358	37,708	21,314	368,901
Entered Orders	62,036	44,228	33,036	27,565	166,865
Sales	(68,906)	(38,367)	(32,671)	(21,234)	(161,178)
Ending Backlog - 3/31/17	$197,651	111,219	38,073	27,645	374,588

Backlog And Entered Orders - YTD Q2 FY 2017	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 10/1/16	$195,801	83,170	33,744	19,654	332,369
Entered Orders	129,540	100,243	72,557	47,425	349,765
Sales	(127,690)	(72,194)	(68,228)	(39,434)	(307,546)
Ending Backlog - 3/31/17	$197,651	111,219	38,073	27,645	374,588